Exhibit 99.1

Veracyte, Inc. Announces Second Quarter 2014 Financial Results

— 2Q Revenue Increased 71%, Compared to Prior Year —

— Company Announces Agreement to Amend Terms of Genzyme Co-Promotion Agreement —

— Conference Call and Webcast Today at 5 p.m. ET —

South San Francisco, Calif. — August 13, 2014 — Veracyte, Inc. (Nasdaq: VCYT) today reported financial results for the second quarter ended June 30, 2014, and provided an update on business progress. For the second quarter of 2014, revenue was $8.7 million, an increase of 71%, compared to $5.1 million for the second quarter of 2013. Revenue for the six months ended June 30, 2014 was $16.2 million, compared to $9.5 million for the same period in 2013, also an increase of 71%.

“We continued to experience robust momentum with our business during the second quarter of 2014,” said Bonnie H. Anderson, Veracyte’s president and chief executive officer. “We are also especially pleased with our strong achievements at the mid-year mark across the core initiatives that form the foundation of our continued growth and future success. These initiatives include the Afirma Gene Expression Classifier’s inclusion in leading guidelines, positive coverage decisions, the launch of our second Afirma product in endocrinology and advancement of our pulmonary pipeline.”

The company also announced an agreement to amend terms of its co-promotion agreement with Genzyme Corporation, a Sanofi company, designed to retain the benefits of the co-promotion of two leading industry brands and access to a strong endocrinology sales team, while providing greater financial flexibility to Veracyte. Subject to signing the final amendment, effective January 1, 2015, Veracyte’s co-promotion fees paid to Genzyme will decrease from 32% of Afirma revenue to 15% of Afirma revenue in the United States. Both companies will continue to participate in joint marketing activities, with Veracyte assuming greater responsibility for new-account sales conversion and Genzyme’s sales team focusing on ongoing support of new and existing accounts. The companies also agreed to amend the agreement to optimize their joint presence internationally with a country-by-country decision to co-promote or to revert exclusivity back to Veracyte.

“We are pleased we have reached agreement to amend the terms of the co-promotion agreement, which we believe will help position Veracyte for long-term profitability and growth. At this point in the Afirma adoption curve, we believe the shift in sales responsibility is particularly critical to continued successful penetration into more complex institutional accounts and integrated health networks, where a dedicated team approach is required,” said Ms. Anderson. “We look forward to our relationship evolving and are committed to its continued success for both companies.”

Second Quarter 2014 Financial Results

•                                          Revenue for the second quarter of 2014 was $8.7 million, compared to revenue of $5.1 million for the comparable period in 2013, an increase of 71%.

•                                          The company received 16,458 fine needle aspiration (FNA) samples during the second quarter of 2014, compared to 12,424 FNA samples during the same period in 2013, an increase of 32%.

•                                          The rate of GEC tests performed continued to be slightly above 22% of FNA samples received during the quarter, reflecting the company’s strong progress with large institutional accounts, which handle initial cytopathology on-site and only submit indeterminate samples for genomic testing.

•                                          Operating expenses for the second quarter of 2014 were $15.2 million, compared to $10.5 million for the same period in 2013.

•                                          Net loss for the second quarter of 2014 was $6.7 million, or $0.31 per common share, compared with a net loss of $6.5 million, or $7.53 per common share, for the comparable period in 2013.

•                                          Cash and cash equivalents as of June 30, 2014 totaled $58.0 million.

Recent Business Highlights

•                                          Uniquely met, with our Afirma GEC, the proposed inclusion criteria of preliminary American Thyroid Association guidelines for a molecular test to help patients avoid unnecessary surgery following an indeterminate thyroid nodule FNA biopsy result.

•                                          Reached more than 135 million covered lives for the Afirma GEC, including new positive coverage decisions from three Blue Cross Blue Shield-affiliated plans.

•                                          Gained a positive coverage decision from our first managed-Medicaid plan — AmeriHealth Caritas — an increasingly important avenue of reimbursement for the Afirma GEC.

•                                          Launched our Afirma Malignancy Classifiers — comprised of tests for medullary thyroid cancer and to assess BRAF mutational status — and secured New York State regulatory approval, making our comprehensive Afirma solution available to patients nationwide.

•                                          Presented strong preliminary data at the American Thoracic Society’s 2014 international conference in May for a molecular classifier to improve early, non-surgical diagnosis of idiopathic pulmonary fibrosis.

2014 Financial Outlook

The company reiterates its 2014 revenue guidance of $38 million to $43 million. The forecast for the number of FNAs is being revised to a range of 66,000 to 73,000 samples from a range of 76,000 to 83,000 samples. The GEC test rate is expected to come in at the top of the guided range of 20% to 22%, with the number of GEC-only tests higher than expected due to growing adoption by large institutional accounts.

Conference Call/Webcast Details

Veracyte will host a conference call and webcast today at 5 p.m. Eastern Time to discuss the company’s financial results and provide a general business update. The webcast and subsequent replay may be accessed by visiting Veracyte’s website at http://investor.veracyte.com. Please connect to the company’s website at least 15 minutes prior to the webcast to ensure adequate time for any necessary software download. Alternatively, please call (855) 541-0980 (U.S.) or (970) 315-0440 (international) to listen to the conference call. The conference ID number for the call is 79445857. Please dial in approximately 10 minutes prior to the call. The webcast will be available on the company’s website approximately two hours following completion of the call for 14 days.

About Veracyte

Veracyte (Nasdaq: VCYT) is pioneering the field of molecular cytology, focusing on genomic solutions that resolve diagnostic ambiguity and enable physicians to make more informed treatment decisions at an early stage in patient care. By improving preoperative diagnostic accuracy, the company aims to help patients avoid unnecessary invasive procedures while reducing healthcare costs. Veracyte’s first commercial solution, the Afirma® Thyroid FNA Analysis, provides a comprehensive approach for assessing thyroid nodules, centered on the proprietary Gene Expression Classifier (GEC) to resolve ambiguity in diagnosis. Each year, of the more than 525,000 thyroid nodule FNAs performed in the U.S., approximately 115,000 patients undergo diagnostic thyroid surgery, with 70% to 80% of nodules proving benign and thus the surgery unnecessary. Veracyte commercially launched Afirma in January 2011. As of June 30, 2014, the company has received nearly 115,000 FNA samples for evaluation using Afirma and has performed over 20,000 GECs to resolve indeterminate cytopathology results. Backed by multiple, peer-reviewed, published studies and included in leading medical guidelines, Afirma is covered by Medicare and major commercial payers, which collectively represent more than 135 million covered lives. Afirma is marketed and sold through a global co-promotion agreement with Genzyme Corporation, a subsidiary of Sanofi. Veracyte intends to expand its molecular cytology franchise to other clinical areas and is in product development for its first product in pulmonology. For more information, please visit www.veracyte.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to future FNA volumes and GEC test rates, the expected impact of amendments to the company’s co-promotion agreement with Genzyme and the company’s ability to reach agreement on final terms of such amendment to the co-promotion agreement, the company’s belief that its Afirma solution will give physicians the most comprehensive approach for managing patients with thyroid nodules, the company’s beliefs regarding the benefits of its tests to physicians, patients and payers, the company’s hope that final guidelines will include the use of molecular testing to guide decision-making, the company’s anticipation that the company’s products will fit within the inclusion criteria of the guidelines, and the company’s intent to expand its molecular cytology business into other clinical areas. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our limited operating history and history of losses; our ability to increase usage of and reimbursement for Afirma and any future products we may develop; our ability to continue our momentum and growth; our dependence on a few payers for a significant portion of our revenue; the complexity, time and expense associated with billing and collecting from payers for our test; laws and regulations applicable to our business, including potential regulation by the Food and Drug Administration or other regulatory bodies; our dependence on strategic relationships and our ability to successfully convert new accounts resulting from such relationships; our ability to develop and commercialize new products and the timing of commercialization; our ability to achieve sales penetration in complex commercial accounts; the occurrence and outcome of clinical studies; the timing and publication of study results; the applicability of clinical results to actual outcomes; our inclusion in clinical practice guidelines; the continued application of clinical guidelines to our products; our ability to compete; our ability to expand into international markets; our ability to obtain capital when needed; and other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. These forward-looking statements speak only as of the date hereof and Veracyte specifically disclaims any obligation to update these forward-looking statements.

Veracyte, Afirma, the Veracyte logo, and the Afirma logo are trademarks of Veracyte, Inc. This press release also contains trademarks and trade names that are the property of their respective owners.

VERACYTE, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue	$8,677	$5,068	$16,153	$9,452
Operating expenses:
Cost of revenue	3,966	3,231	7,573	6,004
Research and development	2,243	1,902	4,369	3,912
Selling and marketing	5,101	2,615	9,437	5,318
General and administrative	3,928	2,737	7,910	5,528
Total operating expenses	15,238	10,485	29,289	20,762
Loss from operations	(6,561)	(5,417)	(13,136)	(11,310)
Interest expense	(113)	(5)	(224)	(5)
Other income (expense), net	19	(1,068)	31	(2,070)
Net loss and comprehensive loss	$(6,655)	$(6,490)	$(13,329)	$(13,385)
Net loss per common share, basic and diluted	$(0.31)	$(7.53)	$(0.63)	$(16.47)
Shares used to compute net loss per common share, basic and diluted	21,237,196	861,839	21,193,014	812,703

VERACYTE, INC.

CONDENSED BALANCE SHEETS

(In thousands)

	June 30, 2014	December 31, 2013
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$57,998	$71,220
Accounts receivable	1,430	1,143
Supplies inventory	3,300	2,567
Prepaid expenses and other current assets	1,450	1,477
Total current assets	64,178	76,407
Property and equipment, net	3,312	2,952
Restricted cash	118	118
Other assets	142	153
Total assets	$67,750	$79,630
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,539	$5,294
Accrued liabilities	5,128	7,594
Deferred Genzyme co-promotion fee	2,500	2,500
Current portion of long-term debt	940	—
Total current liabilities	17,107	15,388
Long-term debt, net of current portion	4,031	4,899
Deferred rent, net of current portion	223	286
Deferred Genzyme co-promotion fee, net of current portion	1,364	2,614
Total liabilities	22,725	23,187
Total stockholders’ equity	45,025	56,443
Total liabilities and stockholders’ equity	$67,750	$79,630

(1)  The condensed balance sheet at December 31, 2013 has been derived from the audited financial statements at that date included in the Company’s Form 10-K filed with the Securities and Exchange Commission dated March 20, 2014.

Source: Veracyte

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Media:

Tracy Morris

650-380-4413

Tracy.Morris@Veracyte.com

Investors:

Angeli Kolhatkar

Burns McClellan, Inc.

212-213-0006

akolhatkar@burnsmc.com